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                                                                  Exhibit (j)(i)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 333-37711 of Undiscovered Managers Behavioral Growth Fund, Undiscovered Managers Behavioral Value Fund, Undiscovered Managers REIT Fund and UM Small Cap Growth Fund on Form N-1A of our report dated October 17, 2003 appearing in the Annual Report to Shareholders of Undiscovered Managers Funds for the year ended August 31, 2003, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, all of which are a part of such Registration Statement.



Deloitte & Touche LLP
Philadelphia, Pennsylvania
November 26, 2003